EXHIBIT 99.1

To Our Shareholders:

Southern Michigan Bancorp, Inc. earned $1,550,000, or $0.68 per diluted share, for the first six months of 2008. This compares with $2,047,000, or $1.15 per diluted share, for the six-month period ending June 30, 2007. For the second quarter of 2008, net income was $349,000 compared with $1,069,000 for the same quarter last year.

Our financial performance for the second quarter of 2008 was largely impacted by adding $800,000 to our provision for loan losses compared to no provision expense for the second quarter last year. Specific loss reserves increased $281,000 since the March 31, 2008 reporting period. Two thirds of the increase occurred at FNB Financial. Our reserve for loan losses is conservatively maintained at $5.6 million or 1.66 percent of total loans at June 30, 2008, despite incurring net loan charge-offs of $501,000 during the quarter. In addition, second quarter results were diminished by ongoing costs associated with Southern's acquisition of FNB Financial Corporation, which was finalized last December.

We continued the integration of back-office systems and procedures to improve overall operating efficiencies for both banks. Costs associated with most of these activities are non-recurring, which should favorably affect future non-interest expense totals and trends.

While we are not pleased with the financial results for the second quarter, our core earnings and capital base are exceptionally strong. Southern's legacy of conservative balance sheet management enables us to perform consistently well despite extreme fluctuations in the local and regional economies. Our net interest margin of 4.41 percent for the first six months of 2008 compares favorably with our peers. Southern's total capital of $44.7 million, and our shareholders' equity to total assets ratio of 9.41 percent, place us in the well-capitalized tier among commercial banking companies. For additional perspective on our overall financial strength and earnings power, Southern was the only SEC reporting Michigan based bank holding company to attain a net interest margin greater than 4.40 percent for the first quarter of 2008, the most recent quarter for which information is available as reported by SNL Securities, Inc.

Southern, however, is not immune from the potential impact of a deteriorating Michigan economy. We anticipate that the weak housing sector may result in further write-downs in our residential mortgage portfolio. Our small business loan portfolio remains strong, and we are in regular contact with our business clients to ensure that potential problems are addressed promptly before they become more difficult to manage. Staying close to our customers is a substantial component of our community bank mission. This enables us to provide better service while preserving the quality of our earnings and financial strength.

Rick Dyer recently resigned from his position as President of FNB Financial, and all other positions with Southern and its affiliates. The resignation was by mutual agreement between Rick and Southern and FNB Financial. Kurt Miller, who has served as President of Southern Michigan Bank & Trust since he joined us six years ago, was appointed President and CEO of FNB Financial, effective immediately. Kurt's knowledge and insight into Southern's operating philosophy and procedures will further expedite the integration processes affecting both of our affiliate banks. Senior Vice President and Head of Commercial Lending Dave Clow and I have assumed the majority of Kurt's duties at Southern.

Although these are among the most challenging and difficult times for financial services companies, our board of directors and management team are confident that Southern's financial strength and prudent operating strategies will allow us to continue our success.

Thank you for your continued support.

Sincerely,

John H. Castle,
Chairman and Chief Executive Officer